SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2019

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 1.01	Entry into a Material Definitive Agreement.

The Contract Brewing Agreement (the "Brewing Agreement") between Craft Brew Alliance, Inc. ("CBA" or "we"), and Anheuser-Busch Companies, LLC ("ABC"), an affiliate of Anheuser-Busch, LLC ("AB"), dated as of January 30, 2018, has been extended for an additional calendar year by a letter agreement finalized by the parties on February 20, 2019. Under the extension, the existing terms and conditions set forth in the Brewing Agreement remain in full force and effect.
Pursuant to the Brewing Agreement, we brew, package, and palletize certain malt beverage products of AB's craft breweries at CBA's Portland, Oregon, and Portsmouth, New Hampshire, breweries as selected by ABC. Under the terms of the Brewing Agreement, ABC pays CBA a per barrel fee that varies based on the annual volume of the specified product brewed by CBA, plus (a) our actual incremental costs of brewing the product and (b) certain capital costs and costs of graphics and labeling that we incur in connection with the brewed products.
In addition to the Brewing Agreement, AB distributes our malt beverage products throughout the United States under a Master Distributor Agreement between CBA and AB, as amended August 23, 2016 (the "Master Distributor Agreement"). It has also agreed to brew up to 300,000 barrels of our mutually agreed products annually in its facilities under a separate contract brewing agreement under which brewing began at AB's brewery in Fort Collins, Colorado, during the second quarter of 2017. We also entered into an International Distribution Agreement with an affiliate of AB in August 2016, pursuant to which it is serving as the sole and exclusive distributor of our malt beverage products in jurisdictions outside the United States, subject to the terms and conditions of our agreement with our other international distributor, CraftCan Travel LLC, and certain other limitations. AB also has certain contractual rights under an Amended and Restated Exchange and Recapitalization Agreement relating to its ownership of approximately 31.5% of our outstanding shares of common stock, including the right to designate two members of our board of directors and limitations on our ability to take certain actions without AB's prior consent. For additional information regarding our relationship with AB and its affiliates, please see Note 18 to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
The Brewing Agreement will expire on December 31, 2019, unless the arrangement is further extended at the mutual agreement of the parties. The Brewing Agreement contains specified termination rights, including, among other things, the right of either party to terminate the Brewing Agreement if (i) the other party fails to perform any material obligation under the Brewing Agreement or any other agreement between the parties, subject to certain cure rights, or (ii) the Master Distributor Agreement is terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 21, 2019, the Compensation Committee of CBA’s Board of Directors approved the Amended and Restated Annual Cash Incentive Plan (the “Amended Plan”), which amends and restates the existing plan adopted in 2015. The Amended Plan governs cash incentive awards made each year to key executives of CBA, including CBA’s executive officers, and is effective for awards made in 2019 and thereafter. The Amended Plan was approved to reflect changes made to the Internal Revenue Code pursuant to federal tax legislation enacted by Congress in late 2017. Awards under the Amended Plan are tied to the achievement of performance goals, which may be based on qualitative or quantitative measures, or both, as determined by the Committee for each participant in the Amended Plan. Cash payouts under the awards are made in accordance with a pre-established formula determined by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: February 26, 2019	By:	/s/Edwin A. Smith
Edwin A. Smith
Corporate Controller and Principal
Accounting Officer

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